CACHE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

		October 2,	January 2,	September 26,
ASSETS		2010	2010	2009

Current assets:
Cash and equivalents		$2,483,000	$5,516,000	$5,329,000
Marketable securities		21,865,000	29,999,000	27,376,000
Certificate of deposits - restricted		2,500,000	1,500,000	1,500,000
Receivables, net		2,020,000	3,411,000	2,713,000
Income tax receivable, net		81,000	3,438,000	2,225,000
Inventories, net		19,243,000	16,599,000	20,434,000
Prepaid expenses and other current assets		6,041,000	4,943,000	1,117,000
	Total current assets	54,233,000	65,406,000	60,694,000

Equipment and leasehold improvements, net		26,836,000	31,713,000	35,724,000
Goodwill		9,092,000	9,092,000	9,092,000
Intangible assets, net		102,000	102,000	1,012,000
Other assets		7,965,000	4,684,000	4,274,000

	Total assets	$98,228,000	$110,997,000	$110,796,000

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable		$8,949,000	$7,624,000	$7,676,000
Note payable		1,751,000	1,408,000	1,294,000
Accrued compensation		1,222,000	2,668,000	2,862,000
Accrued liabilities		9,321,000	11,783,000	8,246,000
	Total current liabilities	21,243,000	23,483,000	20,078,000

Note payable		476,000	1,425,000	2,199,000
Other liabilities		14,103,000	15,806,000	17,202,000

Commitments and contingencies

STOCKHOLDERS' EQUITY

Common stock		165,000	164,000	164,000
Additional paid-in capital		47,888,000	47,555,000	47,428,000
Retained earnings		54,148,000	62,359,000	63,520,000
Treasury stock, at cost		(39,795,000)	(39,795,000)	(39,795,000)
	Total stockholders' equity	62,406,000	70,283,000	71,317,000

	Total liabilities and stockholders' equity	$98,228,000	$110,997,000	$110,796,000

CACHE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

39 Weeks Ended	39 Weeks Ended
October 2,	September 26,
2010	2009

Net sales	$150,649,000	$154,813,000

Cost of sales, including buying and occupancy	93,099,000	93,574,000

Gross profit	57,550,000	61,239,000

Expenses
Store operating expenses	55,766,000	57,840,000
General and administrative expenses	15,048,000	13,341,000
Employee separation charge	-	2,121,000
Total expenses	70,814,000	73,302,000

Operating loss	(13,264,000)	(12,063,000)

Other income (expense):
Interest expense	(94,000)	(146,000)
Interest income	117,000	178,000
Total other income, net	23,000	32,000

Loss before income taxes	(13,241,000)	(12,031,000)

Income tax benefit	(5,030,000)	(4,498,000)

Net loss	$(8,211,000)	$(7,533,000)

Basic loss per share	$(0.64)	$(0.59)

Diluted loss per share	$(0.64)	$(0.59)

Basic weighted average shares outstanding	12,774,000	12,810,000

Diluted weighted average shares outstanding	12,774,000	12,810,000

CACHE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	13 Weeks Ended	13 Weeks Ended
	October 2,	September 26,
	2010	2009

Net sales	$45,524,000	$44,941,000

Cost of sales, including buying and occupancy	29,622,000	30,727,000

Gross profit	15,902,000	14,214,000

Expenses
Store operating expenses	17,959,000	18,590,000
General and administrative expenses	6,033,000	4,357,000
Employee separation charge	-	2,121,000
Total expenses	23,992,000	25,068,000

Operating loss	(8,090,000)	(10,854,000)

Other income (expense):
Interest expense	(27,000)	(48,000)
Interest income	32,000	52,000
Total other income, net	5,000	4,000

Loss before income taxes	(8,085,000)	(10,850,000)

Income tax benefit	(3,058,000)	(4,067,000)

Net loss	$(5,027,000)	$(6,783,000)

Basic loss per share	$(0.39)	$(0.53)

Diluted loss per share	$(0.39)	$(0.53)

Basic weighted average shares outstanding	12,780,000	12,748,000

Diluted weighted average shares outstanding	12,780,000	12,748,000